Exhibit 21


                           List of Subsidiaries of INTERCO



        Name of Subsidiary                                  Jurisdiction of
                                                             Incorporation
        ------------------                                  --------------

        Action Transport, Inc.                                 Delaware
        Action Industries, Inc.                                Virginia
        Broyhill Furniture Industries, Inc.                    North Carolina
        Broyhill Transport, Inc.                               North Carolina
        Interco Receivables Corp.                              Delaware
        Interfashions Industries, Inc., S.A.                   Costa Rica
        Lane Advertising, Inc.                                 Virginia
        The Lane Company, Incorporated                         Virginia
        Textilera Tres Rios, S.A.                              Costa Rica